                                                                     Exhibit 2.1









                          AGREEMENT AND PLAN OF MERGER


                                      Among


                                   EBAY INC.,


                            VAQUITA ACQUISITION CORP.


                                       and


                                  PAYPAL, INC.






                            Dated as of July 7, 2002
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                                TABLE OF CONTENTS

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                                    ARTICLE I

                  The Merger; Closing; Effective Time


   1.1.  The Merger...................................................        2
   1.2.  Closing......................................................        2
   1.3.  Effective Time...............................................        2

                                   ARTICLE II

 Certificate of Incorporation and By-Laws of the Surviving Corporation

   2.1.  The Certificate of Incorporation.............................        2
   2.2.  The By-Laws..................................................        3

                                   ARTICLE III

          Officers and Directors of the Surviving Corporation

   3.1.  Directors....................................................        3
   3.2.  Officers.....................................................        3

                                   ARTICLE IV

    Effect of the Merger on Capital Stock; Exchange of Certificates

   4.1.  Effect on Capital Stock......................................        3
         (a)  Merger Consideration....................................        3
         (b)  Cancellation of Shares..................................        4
         (c)  Merger Sub..............................................        4
   4.2.  Exchange of Certificates for Shares..........................        4
         (a)  Exchange Agent..........................................        4
         (b)  Exchange Procedures.....................................        4
         (c)  Transfers...............................................        5
         (d)  Fractional Shares.......................................        5
         (e)  Termination of Exchange Fund............................        6
         (f)  Lost, Stolen or Destroyed Certificates..................        6
         (g)  Distributions with Respect to Unexchanged Shares........        6
         (h)  Affiliates..............................................        7
   4.3.  Dissenters' Rights...........................................        7
   4.4.  Adjustments to Prevent Dilution..............................        7
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                                      -i-
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                                    ARTICLE V

                         Representations and Warranties

   5.1.  Representations and Warranties of the Company................        7
         (a)  Organization, Good Standing and Qualification...........        7
         (b)  Capital Structure.......................................        8
         (c)  Corporate Authority; Approval and Fairness..............        9
         (d)  Governmental Filings; No Violations; Certain Contracts..       10
         (e)  Company Reports; Financial Statements...................       11
         (f)  Absence of Certain Changes..............................       11
         (g)  Litigation and Liabilities..............................       12
         (h)  Employee Benefits.......................................       12
         (i)  Compliance with Laws; Permits...........................       14
         (j)  Certain Regulatory Matters..............................       14
         (k)  Takeover Statutes.......................................       15
         (l)  Environmental Matters...................................       15
         (m)  Tax Matters.............................................       15
         (n)  Taxes...................................................       15
         (o)  Labor Matters...........................................       16
         (p)  Insurance...............................................       16
         (q)  Intellectual Property...................................       17
         (r)  Intercompany Restrictions...............................       20
         (s)  Brokers and Finders.....................................       20
   5.2.  Representations and Warranties of Parent and Merger Sub......       21
         (a)  Capitalization of Merger Sub............................       21
         (b)  Organization, Good Standing and Qualification...........       21
         (c)  Capital Structure.......................................       22
         (d)  Corporate Authority.....................................       23
         (e)  Governmental Filings; No Violations.....................       23
         (f)  Parent Reports; Financial Statements....................       24
         (g)  Absence of Certain Changes..............................       24
         (h)  Litigation and Liabilities..............................       24
         (i)  Compliance with Laws....................................       25
         (j)  Certain Regulatory Matters..............................       25
         (k)  Tax Matters.............................................       25
         (l)  Taxes...................................................       26
         (m)  Intellectual Property ..................................       26
         (n)  Brokers and Finders.....................................       28
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                                      -ii-
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                                   ARTICLE VI

                                    Covenants

   6.1.  Interim Operations...........................................       28
   6.2.  Acquisition Proposals........................................       30
   6.3.  Information Supplied.........................................       31
   6.4.  Stockholders Meeting.........................................       32
   6.5.  Filings; Other Actions; Notification.........................       32
   6.6.  Taxation.....................................................       35
   6.7.  Access.......................................................       35
   6.8.  Affiliates...................................................       35
   6.9.  Nasdaq National Market Listing and De-listing................       36
   6.10. Publicity....................................................       36
   6.11. Benefits.....................................................       36
         (a)  Stock Options and Warrants..............................       36
         (b)  Benefit Plans...........................................       37
         (c)  2001 ESPP and Company 401-K.............................       38
   6.12. Expenses.....................................................       38
   6.13. Indemnification; Directors' and Officers' Insurance..........       38
   6.14. Takeover Statute.............................................       40
   6.15. Retention of Certain Employees...............................       40
   6.16. Conduct of Merger Sub........................................       40
   6.17. Rule 144 Reporting...........................................       40

                                   ARTICLE VII

                                   Conditions

   7.1.  Conditions to Each Party's Obligation to Effect the Merger...       41
         (a)  Stockholder Approval....................................       41
         (b)  H-S-R...................................................       41
         (c)  Litigation..............................................       41
         (d)  S-4.....................................................       41
         (e)  Blue Sky Approvals......................................       41
   7.2.  Conditions to Obligations of Parent and Merger Sub...........       41
         (a)  Representations and Warranties..........................       41
         (b)  Performance of Obligations of the Company...............       42
         (c)  Absence of Certain Changes..............................       42
         (d)  Regulatory Consents.....................................       42
         (e)  Tax Opinion.............................................       42
         (f)  Accountant Letter.......................................       42
   7.3.  Conditions to Obligation of the Company......................       43
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                                     -iii-
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         (a)  Representations and Warranties..........................       43
         (b)  Performance of Obligations of Parent and Merger Sub.....       43
         (c)  Absence of Certain Changes..............................       43
         (d)  Regulatory Consents.....................................       43
         (e)  Tax Opinion.............................................       44
         (f)  Nasdaq National Market Listing..........................       44
         (g)  Accountant Letters......................................       44

                                  ARTICLE VIII

                                   Termination

   8.1.  Termination by Mutual Consent................................       44
   8.2.  Termination by Either Parent or the Company..................       44
   8.3.  Termination by the Company...................................       45
   8.4.  Termination by Parent........................................       45
   8.5.  Effect of Termination and Abandonment........................       45

                                   ARTICLE IX

                            Miscellaneous and General

   9.1.  Survival.....................................................       47
   9.2.  Modification or Amendment....................................       47
   9.3.  Waiver of Conditions.........................................       47
   9.4.  Counterparts.................................................       47
   9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL................       47
   9.6.  Notices......................................................       48
   9.7.  Entire Agreement; No Other Representations...................       49
   9.8.  No Third Party Beneficiaries.................................       49
   9.9.  Obligations of Parent and of the Company.....................       49
   9.10. Definitions..................................................       49
   9.11. Severability.................................................       49
   9.12. Interpretation...............................................       50
   9.13. Assignment...................................................       50

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of July 7, 2002, among PAYPAL, INC., a Delaware corporation (the "Company"), EBAY INC., a Delaware corporation ("Parent"), and VAQUITA ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub," with the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").



                                    RECITALS

            WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, the respective boards of directors of each of Parent and the Company have determined that the Merger is advisable and in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

            WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have each entered into a Stockholders Agreement with Parent with respect to the approval of the Merger and certain restrictions on the transfer of securities of the Company and Parent (collectively, the "Stockholders Agreements");

            WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, certain officers of the Company are simultaneously entering into employment, non-compete and non-solicitation agreements with Parent to become effective at the Effective Time (as defined below) (collectively, the "Employment Agreements"); and

            WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

            NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                       The Merger; Closing; Effective Time

            1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

            1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 1870 Embarcadero Road, Palo Alto, as promptly as practicable (but in no event later than the fifth business day) after the last to be fulfilled or waived of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or
(ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

            1.3. Effective Time. As of the Closing Date, the Company and Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with and accepted by the Secretary of State of Delaware (the "Effective Time").



                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

            2.1. The Certificate of Incorporation. The Amended and Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, except that Article IV of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share."

            2.2. The By-Laws. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.



                                   ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

            3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

            3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.



                                   ARTICLE IV

                     Effect of the Merger on Capital Stock;
                            Exchange of Certificates

            4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders:

            (a) Merger Consideration. Each share of the Common Stock, par value $0.001 per share, of the Company (a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (each, an "Excluded Share" and collectively, "Excluded Shares")) shall be converted into, and become exchangeable for 0.39 shares (the "Exchange Ratio"), of Common Stock, par value $0.001 per share, of Parent ("Parent Common Stock"). At the Effective Time, all Shares shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the merger consideration set forth in this Section 4.1(a) and the right, if any, to receive pursuant to Section 4.2(d) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a).

            (b) Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be automatically cancelled and retired without payment of any consideration therefor and shall cease to exist.

            (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.001 per share, of the Surviving Corporation.

            4.2.  Exchange of Certificates for Shares.

            (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash to be paid pursuant to the last sentence of Section 4.1(a) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV. Parent will promptly make available to the Exchange Agent as needed any dividends or distributions with respect to the merger consideration set forth in Section 4.1(a). Such certificates for shares of Parent Common Stock, together with any cash, dividends or distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund".

            (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock, (B) any cash in lieu of fractional shares and (C) any unpaid dividends and distributions as contemplated by this Article IV. Subject to Section 4.2(h), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares and (z) any unpaid dividends and distributions as contemplated by this
Article IV, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent

Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

            For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

            (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

            (d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(d) shall be entitled to receive a cash payment in lieu thereof in accordance with the terms of this Section 4.2(d). As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent pursuant to Section 4.2(a), over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 4.2(b) (such excess, the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq National Market. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after aggregating all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common

Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock in accordance with the terms of Section 4.2(b).

            (e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this
Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash payable pursuant to Sections 4.1 or 4.2 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

            (g) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is on or after the date of the Effective Time, that declaration shall include such dividends or other distributions in respect of all Parent Common Stock issued or issuable pursuant to Section 4.1(a). No dividends or other distributions declared on or after the date of the Effective Time, or made on or after the date of the Effective Time with a record date on or after the date of the Effective Time, with respect to Parent Common Stock issued or issuable in connection with this Agreement shall be paid to the holder of any unsurrendered Certificate, and as well no merger consideration shall be paid to any such holder, until such Certificate is surrendered as provided in this Article IV. Promptly following the proper surrender of a Certificate, there shall be paid, without interest, to the Person in whose name Parent Common Stock have been or will be registered (if and to the extent Parent Common Stock are payable in respect of such Certificate) any dividends or other distributions with a record date on or after the date of the Effective Time and which have then been previously paid, with respect to the number of whole Parent Common Stock registered in the name of such Person, less the amount of any withholding taxes that may be required thereon. There shall also be paid to the holders of Parent Common Stock issued in the Merger any dividends or other distributions with (i) a record date on or after the date of the Effective Time but prior to the issuance of the respective Parent Common Stock and (ii) a payment date subsequent to the issuance of the respective Parent Common Stock, at the appropriate payment date for such dividend or other distribution, less the amount of any withholding taxes which may be required thereon.

            (h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.8) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.8 hereof.

            4.3. Dissenters' Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

            4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio shall be equitably adjusted as Parent and the Company shall mutually agree (such agreement not to be unreasonably withheld or delayed) so as to preserve the economic benefits that Parent and the Company reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.



                                    ARTICLE V

                         Representations and Warranties

            5.1. Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Parent by the Company that is attached to this Agreement (the "Company Disclosure Letter") (any matter disclosed in a section or subsection of the Company Disclosure Letter shall qualify the correspondingly numbered representation, warranty and covenant of this Agreement and all other representations, warranties and covenants of the Company in this Agreement regardless of whether such matter is specifically cross referenced in such section or subsection so long as the disclosure of such matter is sufficient as to make its relevance to such other representation, warranty and covenant readily apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

            (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification except where failure to so qualify or to be in good standing is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' certificates of incorporation and by-laws, each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and by-laws so made available are in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

            As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "Company Material Adverse Effect" means (x) a material adverse effect on the condition (financial or otherwise), prospects, business or results of operations of the Company and its Subsidiaries taken as a whole or (y) an effect that could prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the following shall be excluded from the definition of "Company Material Adverse Effect" and from the determination of whether such a Company Material Adverse Effect has occurred: (a) the effects of conditions or events resulting from general financial, political, economic or market conditions (including the suspension of trading in securities on the Nasdaq National Market); (b) any change in the trading prices or volumes of the capital stock of the Company; (c) the effects of conditions or events resulting from an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including the occurrence of a terrorist attack; (d) any change resulting from the entry into this Agreement or the announcement of the transactions contemplated by this Agreement or the performance of this Agreement and the covenants set forth herein; and (e) any change resulting from the actions of Parent.

            (b) Capital Structure. The authorized capital stock of the Company consists of 150,000,000 Shares, of which 60,646,087 Shares were outstanding as of the close of business on July 5, 2002, and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Shares"), none of which were outstanding as of the close of business on the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of the date hereof, there were (i) 9,500,000 Shares reserved for issuance pursuant to the Company's 2001 Equity Incentive Plan (the "2001 Equity Incentive Plan") and options with respect to 4,591,338

Shares are currently outstanding under the 2001 Equity Incentive Plan, (ii) 625,000 Shares reserved for issuance pursuant to the Amended and Restated Company 2001 Employee Stock Purchase Plan (the "2001 ESPP") and no options with respect to Shares are currently outstanding under the 2001 ESPP, (iii) 4,677,733 Shares reserved for issuance pursuant to the X.com Corporation 1999 Stock Plan (the "X.com 1999 Stock Plan") and options with respect to 1,503,567 Shares are currently outstanding under the X.com 1999 Stock Plan, (iv) 1,207,583 Shares reserved for issuance pursuant to the Confinity, Inc. 1999 Stock Plan (the "Confinity 1999 Plan" and, together with the 2001 Equity Incentive Plan, the 2001 ESPP and the X.com 1999 Stock Plan, the "Stock Plans") and options with respect to 282,633 Shares are currently outstanding under the Confinity 1999 Plan, and (v) 125,000 Shares were reserved for issuance pursuant to warrants issued by the Company (the "Company Warrants"). The Company Disclosure Letter contains a correct and complete list of each outstanding (i) option to purchase Shares under the Stock Plans or otherwise (each a "Company Option"), including the holder, date of grant, exercise price and number of Shares subject thereto and the Stock Plan under which it is issued, (ii) Share of restricted stock which is still subject to vesting, repurchase or forfeiture, including the holder, date of grant, vesting schedule and the Stock Plan under which it was issued and (iii) Company Warrant, including the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, as of the date hereof, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

            (c) Corporate Authority; Approval and Fairness. i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Requisite Vote"), the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

            (ii) The Board of Directors of the Company (A) has approved this Agreement and the Merger and the other transactions contemplated hereby and (B) has received the opinion of its financial advisor, Morgan Stanley & Co., to the effect that the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to holders of the Shares (other than Parent and its Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"))), a copy of which opinion has been delivered to Parent.

            (d) Governmental Filings; No Violations; Certain Contracts. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), (C) to comply with state securities or "blue-sky" laws, (D) required to be made with the Nasdaq National Market and (E) to comply with foreign antitrust and unfair competition laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity, whether federal, state, local or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated. Neither Parent nor Merger Sub is, or will be, required to make any filings and/or notices to comply with state bill payer, cash checker, money transmitter or similar laws in connection with this Agreement and the transactions contemplated hereby.

            (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to (A) the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument pursuant to the terms of which there are obligations or commitments or consideration by any party thereto valued in excess of $250,000 in any year or in excess of $500,000 during the initial term thereof (collectively, "Material Contracts") to which the Company or any of its Subsidiaries is a party or bound or to which its or their property is subject, or (C) any material Law applicable to the Company or any of its Subsidiaries of any court, Governmental Entity, arbitrator or other authority having jurisdiction over the Company or any of its Subsidiaries or any of its or their properties. "Laws" shall mean any statute, law, rule, regulation, judgment, order or decree. Section 5.1(d) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement. Each of the Material

Contracts of the Company and its Subsidiaries is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

            (iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition contract or other indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument (collectively, "Contracts") that purports to limit in any respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, the Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

            (e) Company Reports; Financial Statements. The Company has made available to the Parent each registration statement, report, proxy statement or information statement prepared by it since February 14, 2002, including the Company's Annual Report on Form 10-K for the year ended December 31, 2001 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates, (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations and statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or will fairly present in all material respects, the results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

            (f) Absence of Certain Changes. Except as disclosed in the Company Reports, since December 31, 2001 (the "Audit Date") through the date hereof the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses. Except as disclosed in the Company Reports, since the Audit Date there has not been (i) a Company Material Adverse Effect or any development or combination of developments of which management of the Company has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company; or (iv) any change by the Company in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (except for increases in salary, wages, bonuses or other compensation of non-executive employees made in the ordinary course of business consistent with past practice).

            (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date hereof and except for liabilities or obligations reflected or reserved against in the most recent consolidated balance sheet of the Company included in the Company Reports, there are no (i) material civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its affiliates or (ii) material obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any environmental and occupational safety and health matters, or any other facts or circumstances of which the officers of the Company has knowledge that are reasonably likely to result in any material claims against, or obligations or liabilities of, the Company or any of its Affiliates, except in the case of (i) and (ii) those arising in the ordinary course of business consistent with past practice.

            (h) Employee Benefits. (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "Employees") and current or former directors of the Company and its Subsidiaries, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, (the "Benefit Plans") are listed in Section 5.1(h) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed in Section 5.1 of the Company Disclosure Letter, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent.

            (ii) All Benefit Plans covering Employees which are subject to ERISA (the "ERISA Plans") are in compliance in all material respects with ERISA. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received or will timely file for a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA in an amount which would be material.

            (iii) Neither the Company, nor any of its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a "multiemployer plan" within the meaning of Section 3(37) of ERISA. All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the Company's audited financial statements. No Pension Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA.

            (iv) There is no material pending or, to the knowledge of the Company threatened, litigation relating to the Benefit Plans.

            (v) Since the Audit Date, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by the Company or its Subsidiaries or promotions of existing employees in the ordinary course of business consistent with past practice. Except as specifically noted in Section 5.1(h) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (v) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, result in the acceleration or lapse of any repurchase right, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans,
(x) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, (y) cause the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

            (vi) All Benefit Plans maintained outside of the United States comply in all material respects with applicable local law.

            (i) Compliance with Laws; Permits. Neither the Company nor any of its Subsidiaries is in material violation or default of (i) any provision of its certificate or by-laws, (ii) the terms of any Material Contract to which it is a party or bound or to which its property is subject, (iii) the terms of any Contract to which it is a party or bound or to which its property is subject which violation or default, when taken together with all other such violations and defaults, could be considered material to the Company and its Subsidiaries or (iv) any material Laws of any court, Governmental Entity, arbitrator or other authority having jurisdiction over the Company or such Subsidiary or any of its properties, as applicable. No material action, suit or proceeding by or before any court, Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries or its or their property is pending or, to the best knowledge of the officers of the Company, threatened. The Company and its Subsidiaries possess or have applied for all material licenses, certificates, permits and other authorizations from or of the appropriate Governmental Entity necessary to conduct their respective businesses, other than any such license, certificate, permit or other authorization required in connection with the consummation of the transactions contemplated by this Agreement, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such license, certificate, permit or authorization.

            (j) Certain Regulatory Matters. (i) The Company and its
Subsidiaries (A) are in compliance in all material respects with any and all material Laws relating to the banking, investment adviser, broker-dealer, trust, custody and escrow businesses, the business of money transmission, or other payment services businesses and the rights of consumers who use the services of such businesses ("Regulatory Laws") and (B) are in material compliance with all terms and conditions of any such material licenses, certificates, permits or approvals required of them under applicable Regulatory Laws to conduct their respective businesses. Neither the Company nor any of its Subsidiaries is required to register as a bank holding company under the Bank Holding Company Act of 1956, as amended, nor is the Company or any of its Subsidiaries required to obtain deposit insurance from the Federal Deposit Insurance Corporation for any of their accounts or services.

            (ii) None of the Company and its Subsidiaries is subject to any order or action, and none has been threatened with any action by any Government Entity concerning its compliance with applicable Regulatory Laws (including, but not limited to, the failure to obtain any license, certificate, permit or approval, or to comply with the terms thereof).

            (iii) PayPal Asset Management, Inc. (the "Asset Management Company")
(A) has duly registered with the SEC as an "investment adviser" as such term is defined in the Investment Advisers Act of 1940, as amended (the "Advisers Act"), such registration is in effect and no order or other regulatory action has been threatened by the

SEC that concerns the effectiveness of such registration or the Asset Management Company's compliance with the Advisers Act or applicable regulations thereunder and (B) the Asset Management Company has taken all actions required to maintain the effectiveness of that registration. No other Subsidiary of the Company is required to be registered as an investment adviser under the Advisers Act. Neither the Company nor any of its Subsidiaries, wherever located, is a broker (as defined in Section 3(a)(4) of the Exchange Act) or a dealer (as defined in Section 3(a)(5) of the Exchange Act) or is registered or required to be registered as a broker or a dealer under Section 15(b) the Exchange Act or under the Laws of any State in the United States of America or the District of Columbia.

            (k) Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including
Section 203 of the DGCL) (each a "Takeover Statute") or any anti-takeover provision in the Company's certificate of incorporation and by-laws is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the transactions contemplated hereby.

            (l) Environmental Matters. The Company and its Subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been named as a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

            (m) Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor do the officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

            (n) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the officers of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the officers of the Company, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2001, 2000 and 1999. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 1999 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof.

            As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

            (o) Labor Matters. No material labor problem or dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the officers of the Company, is threatened or imminent. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the officers of the Company, threatened, nor has there been since inception of the Company, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

            (p) Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are commercially reasonable in the businesses in which they are engaged; all policies of insurance insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that is not materially higher than its current cost.

            (q) Intellectual Property. The following terms have the following meanings as used in this Section 5.1(q).

            "Business Intellectual Property" means the Owned Intellectual Property and the Licensed Intellectual Property.

            "Intellectual Property" means all foreign and domestic rights in and to (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, "Trademarks"); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, "Patents"); (iii) confidential and proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, "Copyrights"); and (v) all other intellectual property or proprietary rights.

            "Intellectual Property Contracts" means all agreements concerning the Business Intellectual Property to which the Company or its Subsidiaries are a party, including without limitation agreements granting the Company or its Subsidiaries rights to use the Licensed Intellectual Property, nonassertion agreements, settlement agreements, agreements granting rights to use Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements and Trademark consent agreements.

            "IT Assets" means the Company's and its Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

            "Licensed Intellectual Property" means Intellectual Property that the Company or its Subsidiaries are licensed or otherwise permitted by other Persons to use.

            "Owned Intellectual Property" means Intellectual Property owned by the Company or its Subsidiaries.

            "Registered" means issued, registered, renewed or the subject of a pending application.

            (i) Schedule 5.1(q)(i) sets forth a true and complete list and summary description of all of the Registered Trademarks, Patents and Copyrights of the Company and its Subsidiaries.

            (ii) All material Owned Intellectual Property is owned exclusively by the Company and its Subsidiaries; all material Registered Owned Intellectual Property is validly filed, subsisting and, to the Company's knowledge, enforceable, and to the Company's knowledge all other Owned Intellectual Property is enforceable, and none has been canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company's or its Subsidiaries' rights thereto. To the Company's knowledge, all material Licensed Intellectual Property is the subject of a valid license to Company or its Subsidiaries as applicable, is subsisting and enforceable, and none has been canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company's or its Subsidiaries' rights thereto, except as would not be material to the business of the Company.

            (iii) No material suit, action, reissue, reexamination, public protest, interference, opposition, cancellation or other proceeding (collectively, "Suit") is pending concerning any claim that the Company or its Subsidiaries have violated any Intellectual Property rights. No material claim has been threatened or asserted to an officer, director or legal representative against the Company or its Subsidiaries or any of their indemnitees for violation of any Intellectual Property rights. To the Company's knowledge, the Company and its Subsidiaries are not violating and have not violated any Intellectual Property rights material to their respective businesses (excluding such Intellectual Property rights that relate generally to the internet or internet payment systems that, if valid, would also be violated by Parent or its Subsidiaries in their respective businesses as currently conducted).

            (iv) No Suit is pending concerning any material Intellectual Property Contract, including any Suit concerning any claim that the Company or its Subsidiaries or, to the Company's knowledge, another Person has breached any such Intellectual Property Contract. No claim has been threatened or asserted to an officer, director or legal representative that the Company or its Subsidiaries or, to the Company's knowledge another Person, has breached any material Intellectual Property Contract. To the Company's knowledge, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach or default by the Company or its Subsidiaries or another Person under any material Intellectual Property Contract. No party to any material Intellectual Property Contract has given the Company or its Subsidiaries notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any such Intellectual Property Contract.

            (v) No Suit is pending concerning any material Owned Intellectual Property, including any Suit concerning a claim that any material Owned Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company or its Subsidiaries. No such claim has been threatened or asserted to any officer, director or legal representative of the Company. To the Company's knowledge, no valid basis for any such Suits or claims exists.

            (vi) To the Company's knowledge, no Suit is pending concerning any material Licensed Intellectual Property, including any Suit concerning (i) a claim that such Licensed Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable; or (ii) the Company's or its Subsidiaries' use of or rights to such Licensed Intellectual Property. To the Company's knowledge, no such claim has been threatened or asserted to any officer, director or legal representative of the Company.

            (vii) To the Company's knowledge, no Person is violating any of the Company's or its Subsidiaries' rights in the material Business Intellectual Property.

            (viii) To the Company's knowledge, the Company and its Subsidiaries own or otherwise have the right to use pursuant to a valid license sufficient for the Company's and its Subsidiaries' use, all material Intellectual Property used or contemplated to be used by the Company and its Subsidiaries, including, without limitation, all material software currently used by the Company or any of its Subsidiaries. Except as indicated on Schedule 5.1(q)(viii), all such rights that are owned by the Company or its Subsidiaries are free of all Liens (excluding licenses granted in the ordinary course) and all such rights shall survive the execution, consummation and performance of this Agreement unchanged.

            (ix) The Company and its Subsidiaries have taken all reasonable measures to protect the secrecy, confidentiality and value of all material Trade Secrets which are Business Intellectual Property (collectively, "Business Trade Secrets"). To the

Company's knowledge, its material Business Trade Secrets have only been disclosed or made accessible to Persons with a bona fide business purpose and need for receiving or accessing such information. Each such Person has executed a valid and appropriate non-disclosure and non-use agreement in connection therewith.

            (x) The Company's and its Subsidiaries' material IT Assets operate and perform as described on the Company's web site and in all material respects in accordance with past performance, subject to reasonable scheduled and unscheduled downtime. To the Company's knowledge, the IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms", viruses or other similar devices or effects that (A) enable or assist any Person to access without authorization the IT Assets, or (B) otherwise hinder operation of material functionality of the IT Assets except as disclosed in its documentation. The Company and the Subsidiaries have taken reasonable measures to protect the confidentiality of its trade secret and confidential information contained within the IT Assets. The Company and the Subsidiaries have taken reasonable security measures to protect the operation of the material IT Assets consistent with industry practice. To the Company's and Subsidiaries' knowledge no Person has accessed any material IT Assets without proper authorization.

            (xi) All material computer software that is Owned Intellectual Property has been exclusively developed either (A) internally by employees of the Company and its Subsidiaries working within the scope of their employment or
(B) by third Persons pursuant to written work made for hire and assignment agreements placing ownership of such computer software with the Company and its Subsidiaries. True and complete copies of all such agreements have been provided to the Parent; provided, however, to the extent necessary to protect the confidentiality of the Company's trade secrets or confidential information, such copies, may have been redacted.

            (xii) As of the date hereof, no Suit is pending concerning any claim that the Company or its Subsidiaries have violated the terms of any applicable privacy statement or similar policy published by the Company or its Subsidiaries. The Company and its Subsidiaries comply with such statement or similar policy in effect as of the date hereof and hereafter in all material respects. As of the date hereof, no such claim has been threatened or asserted to any officer, director or legal representative of the Company in the past 6 months.

            (r) Intercompany Restrictions. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary's capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary's property or assets to the Company or any other Subsidiary of the Company.

            (s) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Morgan Stanley & Co. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

            5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter delivered to the Company by Parent that is attached to this Agreement (the "Parent Disclosure Letter") (any matter disclosed in a section or subsection of the Parent Disclosure Letter shall qualify the correspondingly numbered representation, warranty and covenant of this Agreement and all other representations, warranties and covenants of Parent in this Agreement regardless of whether such matter is specifically cross referenced in such section or subsection so long as the disclosure of such matter is sufficient as to make its relevance to such other representation, warranty and covenant readily apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

            (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and
(iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

            (b) Organization, Good Standing and Qualification. Each of Parent, Merger Sub and Parent's Significant Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification except where failure to so qualify or to be in good standing is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's certificate of incorporation and by-laws, each as amended to the date hereof. Parent's and its Significant Subsidiaries' certificates of incorporation and by-laws are in full force and effect. "Significant Subsidiary" shall have the meaning ascribed to such term in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

            As used in this Agreement, the term "Parent Material Adverse Effect" means (x) a material adverse effect on the condition (financial or otherwise), prospects, business or results of operations of Parent and its Significant Subsidiaries taken as a whole or (y) an effect that could prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement; provided, however, that the following shall be excluded from the definition of "Parent Material Adverse Effect" and from the determination of whether such a Parent Material Adverse Effect has occurred: (a) the effects of conditions or events resulting from general financial, political, economic or market conditions (including the suspension of trading in securities on the Nasdaq National Market); (b) any change in the trading prices or volumes of the capital stock of Parent; (c) the effects of conditions or events resulting from an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including the occurrence of a terrorist attack; (d) any change resulting from the entry into this Agreement or the announcement of the transactions contemplated by this Agreement or the performance of this Agreement and the covenants set forth herein; and (e) any change resulting from the actions of the Company.

            (c) Capital Structure. The authorized capital stock of Parent consists of 900,000,000 shares of Parent Common Stock, of which 281,627,707 shares were outstanding as of the close of business on June 30, 2002, and 10,000,000 shares of Preferred Stock par value $0.001 per share (the "Parent Preferred Shares"), none of which were outstanding as of the close of business on the date hereof. All of the outstanding Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no shares of Parent Common Stock reserved for issuance, except that, as of June 30, 2002, there were 25,158,126 shares of Parent Common Stock reserved for issuance pursuant to Parent's stock option plans (not including Parent's 1998 employee stock purchase plan) and options with respect to 37,431,071 shares of Parent Common Stock were outstanding under such plans as of such date. Each of the outstanding shares of capital stock or other securities of each of Parent's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above and except as is not material to the capitalization of Parent, as of the date hereof, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent to issue or sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

            (d) Corporate Authority.

            (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Parent, as the sole stockholder of the Merger Sub, has taken all action necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

            (ii) The Board of Directors of Parent (A) has approved this Agreement and the Merger and the other transactions contemplated hereby and (B) has received the opinion of its financial advisor, Goldman, Sachs & Co., to the effect that the consideration to be paid by Parent in the Merger is fair to Parent from a financial point of view.

            (iii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of duly authorized shares of Parent Common Stock required to be issued or issuable pursuant to Article IV and
Section 6.11(a). Such Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. Such Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

            (e) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws, (D) required to be made with the Nasdaq National Market and (E) to comply with foreign antitrust and unfair competition laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

            (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Parent or any of its Significant Subsidiaries pursuant to (A) the certificate of incorporation or by-laws of the Parent or any of its Significant Subsidiaries, or (B) the terms of any Material Contracts to which Parent or any of its Significant Subsidiaries is a party or bound or to which it or their property is subject, or (C) any Laws applicable to Parent or any of its Significant Subsidiaries of any court, Governmental Entity, arbitrator or other authority having jurisdiction over Parent or any of its Significant Subsidiaries or any of its or their properties; except, in the case of clauses (B) and (C), for such conflict, breach, violation or imposition that is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (f) Parent Reports; Financial Statements. Parent has made available to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1999, including (i) Parent's Annual Report on Form 10-K for the year ended December 31, 2001 (the "Parent Audit Date") in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports"). As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

            (g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since the Parent Audit Date through the date hereof Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses. Except as disclosed in the Parent Reports filed prior to the date hereof, since the Parent Audit Date there has not been a Parent Material Adverse Effect or any development or combination of developments of which management of Parent has knowledge that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (h) Litigation and Liabilities. Except as disclosed in the Parent Reports filed prior to the date hereof and except for liabilities or obligations reflected or reserved against in the most recent consolidated balance sheet of Parent included in the Parent Reports, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any environmental and occupational safety and health matters, or any other facts or circumstances of which the officers of Parent have knowledge that could result in any claims against, or obligations or liabilities of, Parent or any of its Affiliates, except for those that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

            (i) Compliance with Laws. Neither Parent nor any of its Significant Subsidiaries is in violation or default of (i) any provision of its certificate or by-laws, (ii) the terms of any Material Contract to which it is a party or bound or to which its property is subject, (iii) the terms of any Contract to which it is a party or bound or to which its property is subject which violation or default, when taken together with all other such violations and defaults, could be considered material to the Company and its Subsidiaries, or (iv) any Laws of any court, Governmental Entity, arbitrator or other authority having jurisdiction over Parent or such Significant Subsidiary or any of its properties, as applicable, which, with respect to clauses (ii), (iii) and (iv), is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (j) Certain Regulatory Matters. Each of Parent and its Significant Subsidiaries (A) is in compliance with any and all Regulatory Laws applicable to it, (B) holds all licenses, certificates, permits, franchises and other authorizations required of it for the lawful conduct of its business under and pursuant to each and (C) is in compliance with, and not in default under, all terms and conditions of any such licenses, certificates, permits, franchises or authorizations, except where the failure to hold such license, certificate, permit, franchise or authorization or such noncompliance or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Significant Subsidiaries is required to register as a bank holding company under the Bank Holding Company Act of 1956, as amended, nor is Parent or any of its Significant Subsidiaries required to obtain deposit insurance from the Federal Deposit Insurance Corporation for any of their respective products or services.

            (k) Tax Matters. As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the officers of Parent have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

            (l) Taxes. Parent and each of its Significant Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all Taxes that are required to be paid or that Parent or any of its Significant Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith. As of the date hereof, there are not pending or, to the knowledge of the officers of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of United States federal, state or local taxes or tax matters that are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (m) Intellectual Property. The following terms have the following meanings used in this Section 5.2(m):

            "Parent Owned Intellectual Property" means Intellectual Property owned by Parent or its Subsidiaries.

            "Parent Business Intellectual Property" means the Owned Intellectual Property and Intellectual Property that the Parent or its Subsidiaries are license or otherwise permitted by other Persons to use.

            "Parent Intellectual Property Contracts" means all agreements concerning the Parent Business Intellectual Property to which the Parent or its Subsidiaries are a party, including without limitation agreements granting the Parent or its Subsidiaries rights to use the Licensed Intellectual Property, nonassertion agreements, agreements granting rights to use Parent Owned Intellectual Property, confidentiality agreements relating to Intellectual Property, Trademark coexistence agreements and Trademark consent agreements.

            (i) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect: the Parent Owned Intellectual Property is owned exclusively by the Parent and its Subsidiaries; all registered Parent Owned Intellectual Property is validly filed, subsisting and, to Parent's knowledge, enforceable, and to Parent's knowledge all other Parent Owned Intellectual Property is enforceable, and none has been canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting Parent's or its Subsidiaries' rights thereto; and, to Parent's knowledge, all Parent Licensed Intellectual Property is the subject of a valid license to Parent or its Subsidiaries as applicable, is subsisting and enforceable, and none has been canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting Parent's or its Subsidiaries' rights thereto.

            (ii) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no Suit is pending concerning any claim that

Parent or its Subsidiaries have violated any Intellectual
Property rights and no claim has been threatened or asserted to an officer, director or legal representative against Parent or its Subsidiaries or any of their indemnitees for violation of any Intellectual Property rights. Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are not violating and have not violated any Intellectual Property rights (excluding such Intellectual Property rights that relate generally to the internet or internet payment systems that, if valid, would also be violated by the Company or its Subsidiaries in their respective businesses as currently conducted).

            (iii) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no Suit is pending concerning any Parent Intellectual Property Contract, including any Suit concerning any claim that Parent or its Subsidiaries or, to Parent's knowledge, another Person has breached any Parent Intellectual Property Contract and no claim has been threatened or asserted to an officer, director or legal representative of the Parent that Parent or its Subsidiaries or, to Parent's knowledge another Person, has breached any Parent Intellectual Property Contract. To Parent's knowledge, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach or default by the Parent or its Subsidiaries or another Person under any Parent Intellectual Property Contract, except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. No party to any Parent Intellectual Property Contract has given the Parent or its Subsidiaries notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Parent Intellectual Property Contract except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (iv) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no Suit is pending concerning any Parent Owned Intellectual Property, including any Suit concerning a claim that any Parent Owned Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by Parent or its Subsidiaries. No such claim has been threatened or asserted to any officer, director or legal representative of the Parent.

            (v) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, to Parent's knowledge, Parent and its Subsidiaries own or otherwise have the right to use pursuant to a valid license sufficient for the Parent's and its Subsidiaries' use, all Intellectual Property used by the Company and its Subsidiaries, including, without limitation, all software currently used by the Company or any of its Subsidiaries. Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, all such rights shall survive the execution, consummation and performance of this Agreement unchanged.

            (vi) Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, all computer software that is Parent Owned Intellectual Property has been exclusively developed either (A) internally by employees of the Parent and its Subsidiaries working within the scope of their employment or (B) by third Persons pursuant to written work made for hire and assignment agreements placing ownership of such computer software with the Parent and its Subsidiaries.

            (vii) Parent and its Subsidiaries have taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets which are Parent Business Intellectual Property, except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (n) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Goldman, Sachs & Co. as its financial advisor.



                                   ARTICLE VI

                                    Covenants

            6.1. Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement or set forth in the corresponding section or subsections of the Company Disclosure Schedule):

            (a) the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its present business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates consistent with past practice;

            (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) repurchase, redeem or otherwise acquire, except (x) in connection with the Stock Plans and (y) for the repurchase of unvested Shares issued as restricted stock or issued upon the early exercise of options from departing employees at a repurchase price equal to the lower of the employees' purchase or exercise price or the fair market value of such Shares at the time of repurchase; or (vi) permit any of its

Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

            (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans, Shares issuable pursuant to the 2001 ESPP, and Shares issuable pursuant to the Company Warrants and the grant to new employees of the Company (other than new officers of the Company) hired after the date hereof consistent with the hiring plan set forth in Section 6.1(c) of the Company Disclosure Letter of options pursuant to the Stock Plans in the ordinary course of business consistent with past practice, provided that such grants shall not exceed in the aggregate 500,000 Shares per quarter without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets or incur or modify any material indebtedness or other liability; (iii) make or authorize or commit for any capital expenditures other than as set forth on Schedule 6.1(c)(iii) hereto;
(iv) make any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity; (v) enter into any Contract the terms of which contemplate material changes in the obligations, rights or responsibilities of any party thereto or any terms therein after giving effect to the Merger; (vi) enter into, modify, amend or terminate any Material Contract except in the ordinary course consistent with past practice or without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed;
(vii) enter into or amend any Contract for payment processing without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed;
(viii) enter into any non-competition Contracts or other Contracts that purport to limit in any respect either the type of business in which it (or, after giving effect to the Merger, the Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business; (ix) enter into any partnership, joint venture, strategic alliance, revenue or profit sharing agreement or similar arrangement with any Person; or (x) change or modify its line of business from the line of business in which it is engaged as of the date hereof or enter into any new line of business;

            (d) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plans, amend or modify the terms of any Company Option or increase the salary, wage, bonus or other compensation of any employees (except for (i) increases in salary, wages, bonuses or other compensation of non-executive employees made in the ordinary course of business consistent with past practice and (ii) subject to Section 6.1(c)(i), the grant of options to new employees of the Company pursuant to the Stock Plans);

            (e) neither it nor any of its Subsidiaries shall (i) commence any litigation or arbitration proceeding or any regulatory or other governmental action or proceeding with or before any Governmental Entity other than ordinary contract and commercial litigation that the Company does not reasonably expect to result in total costs to the Company in excess of $300,000 and except for litigation to which the Parent consents, which consent shall not be unreasonably withheld or delayed, (ii) settle or compromise any material claims or litigation without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed, or (iii) waive, release or assign any material rights or claims without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed;

            (f) neither it nor any of its Subsidiaries shall make any material Tax election or permit any material insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business; and

            (g) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

            6.2. Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not authorize or knowingly permit its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly, initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any material portion of the assets of, or 20% or more of the equity securities in, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not authorize or knowingly permit its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise entertain or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors or its officers, employees, agents or representatives from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or making any disclosure required by applicable law; (B) at any time prior, but not after, the Stockholders Meeting (as defined in Section 6.4) is convened, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.7);
(C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and the Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal. A "Superior Proposal" is an Acquisition Proposal that, if accepted, would be reasonably likely to be consummated (taking into account the legal, financial and regulatory aspects of the proposal) and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement (as defined in Section 9.7). The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

            6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information expressly supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the

Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder, except that neither the Company nor Parent makes any covenant other than with respect to statements made or incorporated by reference based on information supplied by such party specifically for inclusion or incorporation by reference therein.

            6.4. Stockholders Meeting. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to call, hold and convene a meeting of holders of Shares (the "Stockholders Meeting") as promptly as reasonably practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement. Except on the determination of the occurrence of a Superior Proposal and during such time as there remains a Superior Proposal or as the Company's Board of Directors may determine in good faith (after consultation with its outside legal counsel) in order to comply with its fiduciary duties under applicable law, the Company's Board of Directors shall recommend such approval, the Company's Board of Directors shall not amend, modify, withdraw, condition or qualify such recommendation and shall take all lawful action to solicit such approval. The Company agrees that it will provide Parent with at least 48 hours prior notice of the Company's Board of Director's intention to make any such amendment, modification, withdrawal, condition or qualification; provided, however, that such notice shall not be required to the extent that the Company's Board of Directors determines (after consultation with its outside legal counsel) that such notice violates its fiduciary duties or would cause the Company to violate any applicable law. Notwithstanding anything to the contrary in this Agreement, the obligation of the Company to convene a Stockholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any change of recommendation of the Company's Board of Directors. The Company shall not submit to the vote of its stockholders any Acquisition Proposal or propose to do so.

            6.5. Filings; Other Actions; Notification. (a) The Company and Parent shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable after the date hereof. Parent and the Company each shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also use its commercially reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

            (b) No amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus will be made by the Company or Parent without the prior approval of the other party. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or the Proxy Statement/Prospectus or comments of the SEC thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, the Company or Parent discovers any information relating to itself, or any of its affiliates, officers or directors, that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party that discovers such information shall promptly notify the other parties hereto and the parties shall jointly prepare an appropriate amendment or supplement describing such information which shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

            (c) The Company and Parent each shall use its commercially reasonable efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

            (d) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all required notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations required to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Nothing in this Section shall require Parent or the Company to take any action which would be inconsistent with the fiduciary duties of its Board of Directors as such duties would exist under applicable law in the absence of this Section. Without limiting the generality of the foregoing, each of Parent and the Company shall file any Notification and Report Forms and related materials that it may be required to file in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall each use its commercially reasonable efforts to obtain an early termination of the applicable waiting period, and shall each make any submissions pursuant thereto that may be necessary, proper or advisable. Subject to applicable laws relating to the exchange of information, Parent and the Company shall (i) have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and (ii) consult with each other before meeting with, or engaging in any conference calls with, any antitrust agency to discuss the transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

            (e) The Company and Parent each shall, upon request by the other and subject to applicable law, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

            (f) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

            (g) The Company shall promptly furnish Parent with copies of any notices and other communications received by the Company or any of its Subsidiaries from any third party and/or any Governmental Entity with respect to the Company's and its Subsidiaries' licenses, certificates, permits or other authorizations from or of Governmental Entities and any applications relating thereto, unless the Company reasonably determines that furnishing such copies would violate the terms of a written confidentiality obligation of the Company to such third party or applicable law.

            6.6. Taxation. Parent and Company intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Subject to
Section 6.2, each party will (and will cause its Subsidiaries to) both before and after the Effective Time, (i) use reasonable efforts to cause the Merger to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause the Agreement to fail to so qualify; and (iii) take the position for all U.S. federal income tax purposes that the Merger so qualifies.

            6.7. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub, and provided, further, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of its officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement and applicable antitrust and trade regulation laws. Notwithstanding the generality of the foregoing, access to "Highly Confidential Information" (as defined in the Confidentiality Agreement) shall be restricted in accordance with the terms of such Confidentiality Agreement.

            6.8. Affiliates. Prior to the date of the Stockholders Meeting, Parent shall deliver to the Company a list of names and addresses of those Persons who are, in the opinion of the Parent, as of the time of the Stockholders Meeting referred to in Section 6.4, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of preparing such list. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit A (the "Affiliates Letter"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing

Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

            6.9. Nasdaq National Market Listing and De-listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to no longer be quoted on the Nasdaq National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

            6.10. Publicity. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of the Nasdaq National Market.

            6.11. Benefits.

            (a) Stock Options and Warrants.

            (i) At the Effective Time, each outstanding Company Option, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per Share at which such Company Option was exercisable immediately prior to the Effective Time divided by (z) the Exchange Ratio; provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, each of the Company and Parent shall make all necessary arrangements and take all necessary actions to cause the assumption of the unexercised Company Options and Company Warrants by Parent pursuant to this Section. Except with respect to Company Options that accelerate in vesting pursuant to the specific terms of their respective option award agreements or under the applicable Stock Option Plan, the Company shall not take any actions that would result in the accelerated vesting or cashing out of any Company Options.

            (ii) Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the Stock Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable after the Effective Time but in no event later than seven days after the Closing Date, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the Parent Common Stock subject to such Company Options, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

            (iii) At the Effective Time, each outstanding Company Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded up to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to (y) the exercise price per Share at which such Company Warrant was exercisable immediately prior to the Effective time divided by (z) the Exchange Ratio. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Warrants assumed by it in accordance with this Section.

            (iv) The Board of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) to exempt (i) the conversion of Shares and Company Options into Parent Common Stock or options to purchase Parent Common Stock, as the case may be, and (ii) the acquisition of Parent Common Stock or options to purchase Parent Common Stock, as the case may be, pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

            (b) Benefit Plans. iv) Subject to any necessary transition periods (during which Parent will cause the Company to maintain its applicable existing welfare plans), from and after the Effective Time, Parent shall (x) provide employees of the Company who become employees of Parent or any of its Subsidiaries or remain employees of the Company with employee welfare and pension benefits no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries, and (y) cause each employee welfare and pension benefit plan, program, policy or arrangement of Parent in which employees of the Company become eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company. Nothing herein shall limit the ability of Parent to amend or terminate any of its welfare and pension benefit plans in accordance with their terms at any time.

            (ii) When employees of the Company become eligible to participate in a medical, dental or health plan of Parent, to the extent permissible under the applicable benefit plan, Parent shall cause each such plan to (x) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company and (y) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company plan prior to the Effective Time.

            (c) 2001 ESPP and Company 401-K. The Company shall take all actions necessary to cause the 2001 ESPP and the Company's 401(k) Plan to terminate prior to the Effective Time and to (i) cause each Company employee's 2001 ESPP account balance to be distributed in cash to such employee at the time of plan termination and (ii) cause each Company's employee's 401(k) Plan account balance to be distributed to such employee (or rolled over into another qualified plan) at the time of plan termination. Employees of the Company shall become eligible to participate in Parent's 1998 Employee Stock Purchase Plan, as amended, and 401(k) Savings Plan on the first date new employees are permitted to join such plans pursuant to the terms of such plans.

            6.12. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

            6.13. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Claims"), arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and any Claims arising from or related to the transactions contemplated hereby (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law shall be made by independent counsel mutually selected by the Surviving Corporation and the Indemnified Party.

            (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.13, upon learning of any such Claim, shall promptly notify Parent thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Parent shall lessen the Indemnified Party's right to indemnification under this Section unless Parent is prejudiced thereby. In the event of any such Claim (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, so long as (x) such party notifies in writing the Indemnified Party (and acknowledges in writing) within 10 business days after the Indemnified Party has given the requisite notice to Parent that such Indemnified Party will be indemnified from and against any Costs the Indemnified Party may suffer resulting from, arising out of, or caused by any such Claim without giving effect to the scope of or limitations on indemnification set forth in Section 6.13(a) (y) such Claim involves only money damages and does not seek an injunction or other equitable relief and (z) the settlement of, or an adverse judgment with respect to, such Claim will not, in the good faith judgment of the Indemnified Party, likely be detrimental to the reputation, professional stature or business(es) of the Indemnified Party; provided, further, that such party may not consent to the entry of any judgment or settlement with respect to such Claim without the prior written consent of the Indemnified Party, with such consent not to be unreasonably withheld; (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent, with such consent not to be unreasonably withheld; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If an Indemnified Party is successful, in whole or in part, in any proceeding challenging such Indemnified Party's right to indemnification hereunder, Parent shall pay any and all costs or expenses (including reasonable attorneys' fees) incurred by such Indemnified Party in connection with such proceeding.

            (c) Parent shall cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 150% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Current Premium.

            (d) If the Surviving Corporation or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

            (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

            6.14. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section shall require Parent or the Company to take any action which would be inconsistent with the fiduciary duties of its Board of Directors as such duties would exist under applicable law in the absence of this Section.

            6.15. Retention of Certain Employees. The Company and Parent shall work together in good faith using reasonable efforts to retain selected key employees of the Company and its Subsidiaries, including new employment terms as appropriate.

            6.16. Conduct of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

            6.17. Rule 144 Reporting. From and after the Effective Time, unless and until the earlier of the time that (i) each affiliate of the Company has disposed of all Parent Common Stock received as merger consideration in the Merger and (ii) such shares are permitted to be resold pursuant to Rule 145(d)(3) under the Securities Act, Parent shall make and keep "available adequate current public information" (as those terms are understood and defined in Rule 144 under the Securities Act) with respect to Parent.

                                   ARTICLE VII

                                   Conditions

            7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

            (a) Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the certificate of incorporation and by-laws of the Company.

            (b) H-S-R. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (c) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding seeking any such Order.

            (d) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

            (e) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

            7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement (without regard to any materiality qualification contained in such representation or warranty) and as of the Closing Date (without regard to any materiality qualification contained in such representation or warranty) as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date); provided, however, that notwithstanding anything herein to the contrary, this Section 7.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

            (c) Absence of Certain Changes. Since the date hereof, there shall not have been any change in the financial condition, properties, prospects, business or results of operations of the Company and its Subsidiaries or any development or combination of developments that, individually or in the aggregate, has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

            (d) Regulatory Consents. Other than the filing provided for in
Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be); provided, however, that notwithstanding anything herein to the contrary, this Section 7.2(d) shall be deemed to have been satisfied unless the failure to make such notices, reports and other filings or obtain such consents, registrations, approvals, permits and authorizations, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect.

            (e) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from the Company, Parent and Merger Sub and/or their officers or principal stockholders as are customary for such opinions.

            (f) Accountant Letter. Parent shall have received, in form and substance reasonably satisfactory to Parent, from PricewaterhouseCoopers LLP the "comfort" letter described in Section 6.5(b).

            7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement (without regard to any materiality qualification contained in such representation or warranty) and as of the Closing Date (without regard to any materiality qualification contained in such representation or warranty) as though made on and as of the Closing Date, (except to the extent any such representation and warranty expressly speaks as of an earlier date); provided, however, that notwithstanding anything herein to the contrary, this Section 7.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the President of Parent and the President of Merger Sub to such effect.

            (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the President of Parent to such effect.

            (c) Absence of Certain Changes. Since the date hereof, there shall not have been any change in the financial condition, properties, prospects, business or results of operations of the Parent and its Significant Subsidiaries or any development or combination of developments that, individually or in the aggregate, has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (d) Regulatory Consents. Other than the filing provided for in
Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by Parent or any of its Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Parent or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be); provided, however, that notwithstanding anything herein to the contrary, this Section 7.3(d) shall be deemed to have been satisfied unless the failure to make such notices, reports and other filings or obtain such consents, registrations, approvals, permits and authorizations, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect.

            (e) Tax Opinion. The Company shall have received the opinion of Kirkland & Ellis, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Kirkland & Ellis may require and rely upon representations contained in letters from the Company, Parent and Merger Sub and/or their officers or principal stockholders as are customary for such opinions.

            (f) Nasdaq National Market Listing. The shares of Parent Common Stock issuable to the Company stockholders and the shares of Parent Common Stock issuable pursuant to the Company Options and Company Warrants assumed by Parent pursuant to this Agreement shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

            (g) Accountant Letters. The Company shall have received from PricewaterhouseCoopers LLP the "comfort" letter described in Section 6.5(c).



                                  ARTICLE VIII

                                   Termination

            8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

            8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by December 31, 2002, whether such date is before or after the date of approval by the stockholders of the Company; provided, however, that if either party determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust laws, the Termination Date may be extended by such party to a date not beyond March 31, 2003 (the "Termination Date"); provided, further, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Merger to be consummated; (ii) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company). If a party (the "Extending Party") elects to extend the Termination Date pursuant to the first proviso of this Section 8.2, then the other party (the "Non-Extending Party") may deliver the Extending Party a written update of its Company Disclosure Letter or Parent Disclosure Letter, as the case may be, within three Business Days of such election to reflect new facts occurring after the date hereof together with a written request that the Extending Party confirm that such new facts shall not be deemed to render any of the Non-Extending Party's representations and warranties untrue or incorrect as of such date or deemed to constitute a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, as of such date. If the Extending Party does not provide such confirmation prior to the fifth Business Day after receiving such written update, then the Termination Date shall not be extended.

            8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1(a), by action of the Board of Directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b), as applicable, would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

            8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b), as applicable, would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

            8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

            (b) If this Agreement is terminated by Parent pursuant to Section 8.4(i) in the case of a withdrawal or adverse notification of the Company's Board of Directors' approval or recommendation of this Agreement in the absence of an Acquisition Proposal, then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $5,000,000 and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the charges and expenses, including those of the Exchange Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, in each case payable by wire transfer of same day funds.

            (c) In the event that an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(i) or Section 8.2(ii) or this Agreement is terminated by Parent pursuant to Section 8.4(i) (other than under the circumstances contemplated in Section 8.5(b)) or Section 8.4(ii) and thereafter the Company enters into any agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal (each, a "Company Acquisition Agreement"), which is publicly announced within twelve (12) months after the termination of this Agreement and is consummated within eighteen (18) months after the termination of this Agreement (whether or not any Company Acquisition Agreement related to an Acquisition Proposal which had been made or announced at the time of the termination of this Agreement), then the Company shall, contemporaneously with such consummation, pay Parent a termination fee of $45,000,000 and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the charges and expenses, including those of the Exchange Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, in each case payable by wire transfer of same day funds.

            (d) The Company acknowledges that the agreements contained in Sections 8.5(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Sections 8.5(b) or (c), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in Section 8.5(b) or (c), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                            Miscellaneous and General

            9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.6 (Taxation), 6.9 (Nasdaq National Market Listing and De-listing), 6.11 (Benefits), 6.12 (Expenses), 6.13 (Indemnification; Directors' and Officers' Insurance) and 6.17 (Rule 144 Reporting) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

            9.2. Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

            9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

            9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

            9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

            if to Parent or Merger Sub

            eBay Inc.
            2145 Hamilton Avenue
            San Jose, California  95125
            Attention:  General Counsel
            Fax:  (408) 376-7514

            with a copy, which shall not constitute
            notice, to:

            Alison Ressler, Esq.,
            Sullivan & Cromwell,
            1888 Century Park East
            Los Angeles, California 90067
            Fax:  (310) 712-8800
            if to the Company

            PayPal, Inc.
            303 Bryant Street
            Mountain View, California  94041
            Attention:  General Counsel
            Fax:  (650) 864-8225

            with a copy, which shall not constitute
            notice, to:

            Richard Porter, P.C.
            Kirkland & Ellis
            200 East Randolph Drive
            Chicago, Illinois 60601
            Fax:  (312) 861-2200

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

            9.7. Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, two letters from the Company to Parent dated the date hereof and the most recent Confidentiality Agreement between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

            9.8. No Third Party Beneficiaries. Except as provided in Section
6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

            9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

            9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            9.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that at any time prior to the Stockholders Meeting, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event the parties hereto shall take such actions as are necessary to effect such assignment and all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                        PAYPAL, INC.

                                        By /s/ Peter A. Thiel
                                           ____________________________________
                                           Name:  Peter A. Thiel
                                           Title: Chief Executive Officer
                                                  and President

                                        EBAY INC.

                                        By /s/ Margaret C. Whitman
                                           ____________________________________
                                           Name:  Margaret C. Whitman
                                           Title: President, Chief Executive
                                                  Officer and Director

                                        VAQUITA ACQUISITION CORP.

                                        By /s/ Michael R. Jacobson
                                           ____________________________________
                                           Name:  Michael R. Jacobson
                                           Title: Chairman of the Board
                                                  and Secretary

                                  DEFINED TERMS

Terms                                                               Section
-----                                                               -------
2001 Equity Incentive Plan.....................................     5.1(b)
2001 ESPP......................................................     5.1(b)
Acquisition Proposal...........................................     6.2
Advisers Act...................................................     5.1(j)(iii)
Affiliates Letter..............................................     6.8
Agreement......................................................     Preamble
Asset Management Company.......................................     5.1(j)(iii)
Audit Date.....................................................     5.1(f)
Bankruptcy and Equity Exception................................     5.1(c)(i)
Benefit Plans..................................................     5.1(h)(i)
Business Intellectual Property.................................     5.1(q)
Business Trade Secrets.........................................     5.1(q)(ix)
By-laws........................................................     2.2
Certificate....................................................     4.1(a)
Charter........................................................     2.1
Claims.........................................................     6.13(a)
Closing........................................................     1.2
Closing Date...................................................     1.2
Code...........................................................     Recitals
Company........................................................     Preamble
Company Acquisition Agreement..................................     8.5(c)
Company Disclosure Letter......................................     5.1
Company Material Adverse Effect................................     5.1(a)
Company Option.................................................     5.1(b)
Company Reports................................................     5.1(e)
Company Requisite Vote.........................................     5.1(c)(i)
Company Warrants...............................................     5.1(b)
Confidentiality Agreement......................................     9.7
Confinity 1999 Plan............................................     5.1(b)
Constituent Corporations.......................................     Preamble
Contracts......................................................     5.1(d)(iii)
Copyrights.....................................................     5.1(q)
Costs..........................................................     6.13(a)
Current Premium................................................     6.13(c)
D&O Insurance..................................................     6.13(c)
Delaware Certificate of Merger.................................     1.3
DGCL...........................................................     1.1
Effective Time.................................................     1.3
Employees......................................................     5.1(h)(i)
Employment Agreements..........................................     Recitals
Environmental Laws.............................................     5.1(l)
ERISA..........................................................     5.1(h)(i)

ERISA Affiliate................................................     5.1(h)(iii)
ERISA Plans....................................................     5.1(h)(ii)
Excess Shares..................................................     4.2(d)
Exchange Act...................................................     5.1(c)(ii)
Exchange Agent.................................................     4.2(a)
Exchange Fund..................................................     4.2(a)
Exchange Ratio.................................................     4.1(a)
Excluded Share.................................................     4.1(a)
Excluded Shares................................................     4.1(a)
Extending Party................................................     8.2
GAAP...........................................................     5.1(e)
Governmental Entity............................................     5.1(d)(i)
HSR Act........................................................     5.1(d)(i)
Indemnified Parties............................................     6.13(a)
Intellectual Property..........................................     5.1(q)
Intellectual Property Contracts................................     5.1(q)
IRS............................................................     5.1(h)(ii)
IT Assets......................................................     5.1(q)
Laws...........................................................     5.1(d)(ii)
Licensed Intellectual Property.................................     5.1(q)
Material Contracts.............................................     5.1(d)(ii)
Merger.........................................................     Recitals
Merger Sub.....................................................     Preamble
Non-Extending Party............................................     8.2
Order..........................................................     7.1(c)
Owned Intellectual Property....................................     5.1(q)
Parent.........................................................     Preamble
Parent Audit Date..............................................     5.2(f)
Parent Business Intellectual Property..........................     5.2(m)
Parent Common Stock............................................     4.1(a)
Parent Companies...............................................     4.1(a)
Parent Disclosure Letter.......................................     5.2
Parent Intellectual Property Contracts.........................     5.2(m)
Parent Material Adverse Effect.................................     5.2(b)
Parent Owned Intellectual Property.............................     5.2(m)
Parent Preferred Shares........................................     5.2(c)
Parent Reports.................................................     5.2(f)
Patents........................................................     5.1(q)
Pension Plan...................................................     5.1(h)(ii)
Person.........................................................     4.2(b)
Preferred Shares...............................................     5.1(b)
Prospectus/Proxy Statement.....................................     6.3
Registered.....................................................     5.1(q)
Regulatory Laws................................................     5.1(j)(i)
Representatives................................................     6.7
S-4 Registration Statement.....................................     6.3

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
SEC............................................................     5.1(e)
Securities Act.................................................     5.1(d)(i)
Share..........................................................     4.1(a)
Shares.........................................................     4.1(a)
Significant Subsidiary.........................................     5.2(b)
Stockholders Agreements........................................     Recitals
Stockholders Meeting...........................................     6.4
Stock Plans....................................................     5.1(b)
Subsidiary.....................................................     5.1(a)
Suit...........................................................     5.1(q)(iii)
Superior Proposal..............................................     6.2
Surviving Corporation..........................................     1.1
Takeover Statute...............................................     5.1(k)
Tax............................................................     5.1(n)
Taxable........................................................     5.1(n)
Taxes..........................................................     5.1(n)
Tax Return.....................................................     5.1(n)
Termination Date...............................................     8.2
Trade Secrets..................................................     5.1(q)
Trademarks.....................................................     5.1(q)
Voting Debt....................................................     5.1(b)
X.com 1999 Stock Plan..........................................     5.1(b)